Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2017 First Half Financial Results

MIDDLEFIELD, OHIO, July 26, 2017 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the 2017 first half and second quarter ended June 30, 2017.

2017 First Half Financial Highlights versus 2016 First Half (unless noted):

•	Net income was up 35.0% to $4.6 million
•	Earnings per diluted share decreased 6.9% to $1.61 per share, as a result of a 44.6% increase in the average number of diluted shares outstanding
•	Total net loans increased 50.2% to $861.3 million
•	Organic total net loans increased 11.0%
•	Total interest income improved 43.0% to $21.1 million
•	Tier 1 capital ratio remains strong at 9.95%

“Middlefield’s 2017 second quarter and year-to-date financial results reflect the contribution of the Liberty Bank, N.A. acquisition, robust organic loan growth throughout our Central and Northeast Ohio markets, and stable asset quality,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Year-to-date, total net loans increased 11.0% organically, and over the past three months were up 3.7% organically. In addition, we ended the second quarter with a robust pipeline of potential new loans. I am encouraged by recent loan growth and demand trends, which demonstrates Middlefield’s growing banking franchise and stable economic trends within our local geographies. While total net loans increased 50.2%, our asset quality remains strong as nonperforming loans to total loans has declined to 1.45% at June 30, 2017 from 1.64% for the same period last year. As a result of Middlefield’s strong year-to-date performance, we expect 2017 will be another good year for the Bank.”

Income Statement

For the 2017 first half, net interest income increased 42.4% to $18.0 million, compared to $12.7 million for the same period last year. Year-to-date, the net interest margin was 3.82%, compared to 3.82% for the same period last year. Net interest income for the 2017 second quarter was $9.3 million, compared to $6.3 million for the 2016 second quarter.

The net interest margin for the 2017 second quarter was 3.80%, compared to 3.78% for the same period of 2016. The 46.3% increase in net interest income for the 2017 second quarter was largely a result of a 57.0% increase in interest and fees on loans.

For the 2017 first half, noninterest income was $2.5 million, compared to $2.1 million for the same period last year. Noninterest income for the 2017 second quarter was $1.0 million, compared to $1.2 million for the same period last year.

For the 2017 first half, noninterest expense increased 36.3% to $14.0 million, compared to $10.3 million for the same period last year. Operating costs in the 2017 second quarter increased 36.4% to $6.7 million from $4.9 million for the 2016 second quarter. During the 2017 second quarter, noninterest expense had approximately $307,000 of one-time merger costs associated with the Liberty merger, and year-to-date the company had one-time merger related costs of approximately $694,000.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2017 six-month period were 9.05% and 0.89%, respectively, compared with 10.62% and 0.92% for the same period last year. For the 2017 second quarter, ROE and ROA were 9.34% and 0.94%, respectively, compared with 11.78% and 1.03% for the 2016 second quarter.

“I am pleased with the successful $16.0 million private placement we completed in the second quarter. The proceeds from this offering were used to retire $12.0 million of higher-cost borrowings, which helped Middlefield reduce its funding costs,” said Donald L. Stacy, Chief Financial Officer. “Our net loans-to-assets ratio continues to increase and was 80.5% at June 30, 2017, up 400 basis points from year end, and increased 510 basis points from the same period a year ago. During the 2017 second quarter, the yield on earning assets increased to 4.45% from 4.37% for the same period a year ago, while our cost of interest-bearing liabilities increased to 0.83% from 0.77% for the same period a year ago. The net effect was a slight increase in the company’s net interest spread, as well as a slight increase in net interest margin, which was 3.80% in the second quarter. We continue to expect improving profitability as a result of the company’s growing loan portfolio, and achieving cost benefits from the Liberty merger.”

Balance Sheet

Total assets at June 30, 2017 increased 40.8% to approximately $1,070.0 million, from $760.1 million at June 30, 2016, and $787.8 million at December 31, 2016. Net loans at June 30, 2017 were $861.3 million, compared to $573.4 million at June 30, 2016, and $602.5 million at December 31, 2016. The 50.2% year-over-year improvement in total net loans was across all loan categories, and was a result of organic growth and the contribution of the Liberty merger. Specifically, commercial mortgage loans increased 64.5%, residential mortgage loans increased 22.6%, commercial and industrial loans increased 60.7%, real estate construction loans increased 121.8%, and consumer installment loans increased 343.5%.

Total deposits at June 30, 2017 increased 34.8% to $846.8 million from $628.0 million at June 30, 2016. The company continued to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, was $105.0 million June 30, 2017, compared with $129.3 million at June 30, 2016.

Stockholders’ Equity and Dividends

At June 30, 2017, tangible stockholders’ equity was $98.8 million, an increase of 35.4% from $73.0 million at June 30, 2016. On a per-share basis, tangible stockholders’ equity decreased to $30.77 at June 30, 2017 from $32.47 at June 30, 2016. Through the first six months of 2017, the company declared cash dividends of $0.54 per share. The dividend payout ratio for the 2017 six-month period was 35.2% compared to 32.4% for the same period last year.

At June 30, 2017, the company had a Tier 1 leverage ratio of 9.95%, down from 10.23% at June 30, 2016.

Asset Quality

The provision for loan losses for the 2017 second quarter was $0.2 million versus $0.1 million for the same period last year. Nonperforming assets at June 30, 2017 were $13.2 million, compared to $10.6 million at June 30, 2016. Net charge-offs for the 2017 second quarter were $0.3 million, or 0.13% of average loans, annualized, compared to $0.1 million, or 0.07% of average loans, annualized for the same 2016 period. Year-to-date net charge-offs were $0.3 million, or 0.08% of average loans, annualized compared to $0.2 million, or 0.08% of average loans, annualized for the same period last year. The allowance for loan losses at June 30, 2017 stood at $6.6 million, or 0.76% of total loans, compared to $6.4 million or 1.10% of total loans at June 30, 2016. The decline in the allowance ratio is due to the acquisition of Liberty Bank, which increased total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History (dollars in thousands)
	6/30/2017	6/30/2016	12/31/2016	12/31/2015	12/31/2014
Nonperforming loans	$12,581	$9,491	$7,075	$10,263	$9,048
Real estate owned	$650	$1,142	$934	$1,412	$2,590
Nonperforming assets	$13,231	$10,633	$8,009	$11,675	$11,638
Allowance for loan losses	$6,605	$6,366	$6,598	$6,385	$6,846
Ratios:
Nonperforming loans to total loans	1.45%	1.64%	1.16%	1.92%	1.92%
Nonperforming assets to total assets	1.24%	1.40%	1.02%	1.59%	1.72%
Allowance for loan losses to total loans	0.76%	1.10%	1.08%	1.20%	1.45%
Allowance for loan losses to nonperforming loans	52.50%	67.07%	93.26%	62.21%	75.66%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $1.1 billion at June 30, 2017. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2017 and 2016

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$9,916	$6,317	$19,096	$12,490
Interest-bearing deposits in other institutions	92	15	141	27
Federal funds sold	1	5	4	9
Investment securities:
Taxable interest	223	290	441	630
Tax-exempt interest	630	750	1,267	1,540
Dividends on stock	40	28	152	57

Total interest and dividend income	10,902	7,405	21,101	14,753

INTEREST EXPENSE
Deposits	1,227	889	2,352	1,744
Short-term borrowings	273	115	450	235
Other borrowings	68	20	151	37
Trust preferred securities	57	42	114	75

Total interest expense	1,625	1,066	3,067	2,091

NET INTEREST INCOME	9,277	6,339	18,034	12,662
Provision for loan losses	170	105	335	210

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,107	6,234	17,699	12,452

NONINTEREST INCOME
Service charges on deposit accounts	449	491	918	938
Investment securities gains, net	—	252	488	303
Earnings on bank-owned life insurance	98	97	207	196
Gains on sale of loans	231	106	465	193
Other income	211	227	422	452

Total noninterest income	989	1,173	2,500	2,082

NONINTEREST EXPENSE
Salaries and employee benefits	3,203	2,283	6,899	5,063
Occupancy expense	433	292	921	627
Equipment expense	266	210	547	479
Data processing costs	588	322	908	594
Ohio state franchise tax	186	162	372	262
Federal deposit insurance expense	135	132	203	264
Professional fees	423	218	796	510
(Gain) loss on other real estate owned	(184)	56	(262)	68
Advertising expense	164	203	412	398
Other real estate expense	199	85	332	131
Directors fees	128	121	240	228
Core deposit intangible amortization	103	10	175	20
Appraiser fees	104	119	206	220
ATM fees	28	98	104	194
Merger expense	307	—	694	—
Other expense	621	604	1,424	1,195

Total noninterest expense	6,704	4,915	13,971	10,253

Income before income taxes	3,392	2,492	6,228	4,281
Income taxes	885	566	1,621	868

NET INCOME	$2,507	$1,926	$4,607	$3,413

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2017 and 2016 and December 31, 2016

Balance Sheet (period end)	June 30, 2017	December 31, 2016	June 30, 2016
(Dollar amounts in thousands)
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$37,971	$31,395	$21,127
Federal funds sold	1,600	1,100	1,000

Cash and cash equivalents	39,571	32,495	22,127
Investment securities available for sale, at fair value	104,951	114,376	129,295
Loans held for sale	9,791	634	496
Loans	867,864	609,140	579,716
Less allowance for loan and lease losses	6,605	6,598	6,366

Net loans	861,259	602,542	573,350
Premises and equipment, net	11,511	11,203	9,727
Goodwill	15,435	4,559	4,559
Core deposit intangibles	2,948	36	56
Bank-owned life insurance	15,432	13,540	13,337
Other real estate owned	650	934	1,142
Accrued interest and other assets	9,528	7,502	6,019

TOTAL ASSETS	$1,071,076	$787,821	$760,108

	June 30, 2017	December 31, 2016	June 30, 2016
LIABILITIES
Deposits:
Noninterest-bearing demand	$172,199	$133,630	$126,045
Interest-bearing demand	87,084	59,560	64,361
Money market	160,858	74,940	81,596
Savings	181,259	172,370	173,014
Time	245,383	189,434	183,024

Total deposits	846,783	629,934	628,040
Fed funds purchased	—	—	414
Short-term borrowings	63,388	68,359	41,841
Other borrowings	39,346	9,437	9,825
Accrued interest and other liabilities	4,357	3,131	2,407

TOTAL LIABILITIES	953,874	710,861	682,527

STOCKHOLDERS’ EQUITY
Common equity	84,587	47,943	47,675
Retained earnings	44,318	41,334	39,545
Accumulated other comprehensive income	1,815	1,201	3,879
Treasury stock	(13,518)	(13,518)	(13,518)

TOTAL STOCKHOLDERS’ EQUITY	117,202	76,960	77,581

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,071,076	$787,821	$760,108

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Per common share data
Net income per common share—basic	$0.84	$0.94	$1.62	$1.74
Net income per common share—diluted	$0.83	$0.94	$1.61	$1.73
Dividends declared	$0.27	$0.27	$0.54	$0.54
Book value per share (period end)	$36.49	$34.53	$36.49	$34.53
Tangible book value per share (period end)	$30.77	$32.47	$30.77	$32.47
Dividend payout ratio	34.58%	31.00%	35.23%	32.35%
Average shares outstanding—basic	3,000,451	2,051,137	2,841,019	1,964,657
Average shares outstanding—diluted	3,014,140	2,059,411	2,854,158	1,973,179
Period ending shares outstanding	3,211,748	2,246,904	3,211,748	2,246,904
Selected ratios
Return on average assets	0.94%	1.03%	0.89%	0.92%
Return on average equity	9.34%	11.78%	9.05%	10.62%
Yield on earning assets	4.45%	4.37%	4.45%	4.42%
Cost of interest-bearing liabilities	0.83%	0.77%	0.80%	0.76%
Net interest spread	3.62%	3.60%	3.64%	3.66%
Net interest margin	3.80%	3.78%	3.82%	3.82%
Efficiency	63.30%	62.23%	65.94%	65.99%
Tier 1 capital to average assets	9.95%	10.23%	9.95%	10.23%

	June 30, 2017	June 30, 2016
Commercial and industrial	$97,160	$60,451
Real estate—construction	35,571	16,039
Real estate—mortgage:
Residential	308,519	251,553
Commercial	406,670	247,176
Consumer installment	19,944	4,497

	$867,864	$579,716

Asset quality data	June 30, 2017	June 30, 2016
(Dollar amounts in thousands)
Nonaccrual loans	$10,213	$6,662
Troubled debt restructuring	2,169	2,829

Nonperforming loans	12,581	9,491
Other real estate owned	650	1,142

Nonperforming assets	$13,231	$10,633

Allowance for loan and lease losses	$6,605	$6,366
Allowance for loan and lease losses/total loans	0.76%	1.10%
Net charge-offs:
Quarter-to-date	285	96
Year-to-date	328	229
Net charge-offs to average loans, annualized
Quarter-to-date	0.13%	0.07%
Year-to-date	0.08%	0.08%
Nonperforming loans/total loans	1.45%	1.64%
Allowance for loan and lease losses/nonperforming loans	52.50%	67.07%